Exhibit 10.17

AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

This Amendment No. 2 to Employment Agreement dated as of December 16, 2004, (this “Amendment”) is entered into with reference to the Employment Agreement dated as of November 8, 2000, between Hard Rock Hotel, Inc., a Nevada corporation (the “Company”), and James D. Bowen, an individual (“Executive”) (as amended by an Amendment No. 1 dated September 7, 2001, the “Agreement”).  The Company and Executive hereby agree as follows:

1.               Definitions.  Capitalized terms used herein are used with the meanings set forth for those terms in the Employment Agreement.

2.               Termination for No Cause.  Section 7.5 of the Employment Agreement is hereby amended to read in full as follows:

In addition to the right to terminate this Agreement pursuant to Sections 7.1, 7.2 and 7.3 of this Agreement, the Company shall have the right to terminate this Agreement and Executive’s employment hereunder for any other reason or for no reason.  In the event that the Company terminates this Agreement and Executive’s employment hereunder pursuant to this Section 7.5, the Company shall give ten (10) days prior written notice to Executive and pay a lump sum termination fee to Executive in an amount equal to the greater of (i) Three-Hundred and Twenty-Five Thousand Dollars ($325,000.00) or (ii) twelve (12) months of the Executive’s base salary rate immediately prior to such termination plus an amount equal to the average of the immediately preceding three (3) year’s annual bonuses paid to Executive.  In addition, Executive shall be provided medical, hospitalization, dental, vision, pharmacy and term group life insurances, at no cost to Executive for a term of twelve (12) months after any termination.  In addition, Executive shall be entitled to be paid any amounts deferred or owed under any deferred compensation plan and be entitled to be paid at a minimum a pro-rata share of any amounts that would have otherwise been due to executive under any deferred bonus plan.

  Additionally, in the event of a Change in Control of the Company and if within thirty (30) days after the Change in Control the Executive tenders his resignation in conformity with Article 7.3 of the Agreement, Executive shall be entitled to be paid a lump sum termination fee to Executive in an amount equal to the greater of (i) Six-Hundred and Fifty Thousand Dollars ($650,000.00) or (ii) twenty-four (24) months of the Executive’s base salary rate immediately prior to such termination plus an amount equal to two (2) times the average of the immediately preceding three (3) year’s annual bonuses paid to Executive.  Executive shall also be provided medical, hospitalization, dental, vision, pharmacy and term group life insurances, at no cost to Executive for a term of twenty-four (24) months after any termination.  In addition, Executive shall be entitled to be paid any amounts deferred or owed under any deferred compensation plan and be paid at a minimum a pro-rata share of any amounts that would have otherwise been due to executive under any deferred bonus plan.  A Change in Control of the Company shall mean a change in control of a nature that would be required to be reported in response to Item 403(c) of Regulation S-K; provided that, without limitation, such a change in control shall not be deemed to have occurred if Peter Morton is the beneficial owner as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the Company representing 51% or more of the combined voting power of the Company’s then outstanding securities.

3.               Confirmation.  In all other respects, the terms of the Employment Agreement are hereby confirmed.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date hereinabove set forth.

COMPANY:		EXECUTIVE:

Hard Rock Hotel, Inc., a Nevada corporation

By:	/s/ Peter A. Morton	/s/ James D. Bowen
	Peter A. Morton, President	James D. Bowen